EXHIBIT  99.1

China Government Approves ZAP Acquisition of Majority Stake in Jonway Auto

SANTA ROSA, Calif. and ZHEJIANG, China (September 16, 2010) – The Commerce Department of Zhejiang Province in China has approved ZAP's (OTC BB: ZAAP) proposed acquisition of a 51 percent equity interest in Zhejiang Jonway Automobile Co. Limited. ZAP and Jonway now intend to move forward to satisfy the remaining conditions to closing the transaction, including but not limited to those related to financing, foreign exchange authority approval in China and share registration.

According to the terms of the definitive agreements, ZAP has the right to acquire the remaining 49% of Zhejiang Jonway Automobile Co. Limited at the same valuation by March 30, 2011 or at a then current valuation after that date.

ZAP intends to capitalize on the growing automotive and electric vehicle (EV) market in China through the proposed acquisition of a majority stake in Zhejiang Jonway Automobile Co. Limited.  ZAP is a 16-year-old company located in California with expertise in EV design, while Zhejiang Jonway Automobile Co. Limited is a manufacturing subsidiary of Jonway Group, a 20-year-old vehicle manufacturer in China.

Safe Harbor Statement

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the ZAP's periodic reports filed with the Securities and Exchange Commission.

Contact:

AlexCampbell
ZAP Jonway USA
+1-707-525-8658Ext241
acampbell@zapworld.com

JessicaGao
ZAPJonwayChina
+8613511038395
juan.gao@zapworld.com